Exhibit 99.1

TOREADOR ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS OF 2007 FINANCIAL RESULTS

•	Third quarter revenue increase of 41% primarily due to new natural gas production and higher oil prices
•	Operating loss of $10.9 million primarily due to exploration expenses and dry hole costs of $9.1 million
•	EBITDAX* increase of 7% from same quarter last year
•	Non-cash currency translation loss of $13.6 million due to re-valuation of Turkish assets as dollar weakens against lira
•	Cash balance at the end of the third quarter was $20.4 million

DALLAS, TEXAS – (November 9, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced third quarter and first nine months of 2007 financial results.

THIRD QUARTER 2007 FINANCIAL RESULTS

Third quarter 2007 revenues increased to $12.4 million from $8.8 million in the same period last year, a positive change of 41%, primarily due to new natural gas production from the South Akcakoca Sub-basin natural gas project offshore Turkey and an increase in realized oil prices in France. For the quarter ended September 30, 2007, Toreador reported earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX, a non-GAAP measure*) of $6.0 million compared to $5.6 million for the same period last year, a 7% increase.

Toreador recorded an operating loss in the third quarter of 2007 of $10.9 million, compared to operating income of $2.8 million in the same period last year. Compared to the prior year period, third quarter 2007 operating expenses increased primarily due to dry hole expenses of $4.3 million; an

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 2 of 7

increase in the non-cash depreciation, depletion and amortization expense of $4.4 million and lease operating expense of $767 thousand due to the start of production in Turkey and Romania; an increase in exploration expense of $4.9 million primarily due to the recently completed seismic program in Romania; an increase in G&A expense of $2.9 million primarily due to the cessation of capital expenditures associated with the start of production in Turkey and the related inability to capitalize G&A; and a loss of $207 thousand on oil derivative contracts. G&A expense, net of stock compensation expense, was $4.4 million in the third quarter of 2007, but is expected to decrease as the second phase of development of the South Akcakoca Sub-basin project starts in Turkey and overhead associated with the project is capitalized.

For the three months ended September 30, 2007, the company reported a loss available to common shares of $20.8 million, or $1.09 per diluted share, compared to income available to common shares of $5.4 million in the third quarter of 2006, or $0.33 per diluted share. A non-cash foreign currency translation loss of $13.6 million due to the weakness of the dollar compared to the Turkish lira as well as the increase in operating expenses described above were the primary causes of the earnings decline.

Since the dollar is currently the functional currency in Turkey, whenever the dollar declines, the historical valuation of assets in Turkey must be adjusted downward to take into account the change in the exchange rates and the adjustment runs through the income statement as a foreign currency exchange loss. Conversely, if the dollar strengthens then the re-valuation of assets becomes a non-cash foreign currency gain. Once Turkish operations become self-sufficient, then the functional currency should change to the lira, and any asset re-valuations should be adjusted on the balance sheet through “other comprehensive income” and not on the income statement.

Diluted weighted average shares outstanding in the third quarter of 2007 were 19.2 million, compared to 18.7 million diluted weighted average shares outstanding in the third quarter of 2006.

Production Data for the Three Months Ended September 30,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	94	104	France	$ 71.23	$ 65.94
Turkey	17	20	Turkey	60.96	60.74
Romania	2	2	Romania	47.64	50.65
Total	113	126	Total	$ 69.26	$ 64.82
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	423	-	Turkey	8.50	-
Romania	168	192	Romania	5.28	3.50
Total	591	192	Total	$ 7.58	$ 3.50
MBOE:			$/ BOE:
France	94	104	France	$ 71.23	$ 65.94
Turkey	87	20	Turkey	52.94	60.74
Romania	30	34	Romania	32.78	23.12
Total	211	158	Total	$ 58.21	$ 55.95

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 3 of 7

FIRST NINE MONTHS OF 2007 FINANCIAL RESULTS

For the first nine months of 2007, revenues increased to $29.2 million compared to $25.4 million for the same period last year primarily due to new natural gas production in Turkey and Romania and oil price increases in France. In the nine months ended September 30, 2007, EBITDAX*was $10.6 million, compared to $16.6 million for the first nine months of 2006. An operating loss of $35.1 million for the first nine months of 2007 was primarily due to the factors described in the third quarter results, compared to a $6.8 million operating gain in the first nine months of 2006. G&A expense, net of stock compensation expense and executive severance expense, was $9.7 million year-to-date.

For the nine months ended September 30, 2007, a loss available to common shares of $54.7 million was recorded, or $3.03 per diluted share, compared to income available to common shares of $10.1 million, or $0.63 per diluted share for the first nine months of 2006.

For the Nine Months Ended September 30,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	288	341	France	$ 62.54	$ 63.26
Turkey	51	54	Turkey	54.88	56.83
Romania	8	2	Romania	54.58	50.65
Total	347	397	Total	$ 61.24	$ 62.30
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	625	-	Turkey	8.39	-
Romania	543	192	Romania	4.79	3.50
Total	1,168	192	Total	$ 6.72	$ 3.50
MBOE:			$/ BOE:
France	288	341	France	$ 62.54	$ 63.26
Turkey	155	54	Turkey	51.84	56.83
Romania	98	34	Romania	30.81	23.12
Total	541	429	Total	$ 53.71	$ 59.23

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 4 of 7

CONFERENCE CALL

A conference call to discuss third quarter 2007 results and current operational activities will be held today at 10:00 am Central, 11:00 am Eastern.

Active participants who wish to ask questions during the conference call should dial toll free 800-240-6709 (international dial 1-303-262-2143) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11101314#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 5 of 7

Table 1: Reconciliation of EBITDAX to Net Income for the three months ended Sept. 30,

Table 2: Reconciliation of EBITDAX to Net Income for the nine months ended Sept. 30,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 6 of 7

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2007	2006

Oil and natural gas sales	$ 12,400	$ 8,835

Operating costs and expenses:
Lease operating	2,943	2,176
Exploration expense	4,812	-
Depreciation, depletion and amortization	6,098	1,702
Dry hole expense	4,250	-
General and administrative	5,013	2,144
Loss on oil and gas derivative contracts	207	-
Loss on sale of properties and other assets	-	11
Total operating costs and expenses	23,323	6,033

Operating income (loss)	(10,923)	2,802

Other income (expense):
Equity in earnings of unconsolidated investments	-	71
Foreign currency exchange gain (loss)	(13,576)	2,736
Interest and other income	283	545
Interest expense, net of interested capitalized	(1,600)	-
Total other expense	(14,893)	3,352

Income (loss) before taxes	(25,816)	6,154
Income tax provision	945	1,005

Income (loss) from continuing operations	(26,761)	5,149
Income from discontinued operations	6,021	323
Net income (loss)	(20,740)	5,472

Preferred dividends	(40)	(40)

Income (loss) available to common shares	$ (20,780)	$ 5,432

Basic income/(loss) available to common shares per share:
From continuing operations	$ (1.40)	$ 0.33
From discontinued operations	0.31	0.02
	$ (1.09)	$ 0.35
Diluted income (loss) available to common shares per share:
From continuing operations	$ (1.40)	$ 0.31
From discontinued operations	0.31	0.02
	$ (1.09)	$ 0.33
Weighted average shares outstanding:
Basic	19,170	15,637
Diluted	19,170	18,677

Toreador Q3 2007 Financial Resultse, Nov. 9, 2007	Page 7 of 7

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006

Oil and natural gas sales	$ 29,183	$ 25,425

Operating costs and expenses:
Lease operating	8,337	6,191
Exploration expense	9,544	2,001
Depreciation, depletion and amortization	13,525	3,946
Dry hole expense	21,357	-
General and administrative	14,248	6,896
Loss on oil and gas derivative contracts	813	-
Gain on sale of properties and other assets	(3,584)	(438)
Total operating costs and expenses	64,240	18,596

Operating income (loss)	(35,057)	6,829

Other income (expense):
Equity in earnings of unconsolidated investments	22	263
Foreign currency exchange gain (loss)	(29,347)	1,863
Interest and other income	865	1,973
Interest expense, net of interested capitalized	(2,510)	(162)
Total other income (expense)	(30,970)	3,937

Income (loss) before taxes	(66,027)	10,766
Income tax provision (benefit)	(4,534)	2,090

Income (loss) from continuing operations	(61,493)	8,676
Income from discontinued operations	6,931	1,517
Net income (loss)	(54,562)	10,193

Preferred dividends	(122)	(122)

Income (loss) available to common shares	$ (54,684)	$ 10,071

Basic income/(loss) available to common shares per share:
From continuing operations	$ (3.41)	$ 0.55
From discontinued operations	0.38	0.10
	$ (3.03)	$ 0.65
Diluted income (loss) available to common shares per share
From continuing operations	$ (3.41)	$ 0.54
From discontinued operations	0.38	0.09
	$ (3.03)	$ 0.63
Weighted average shares outstanding:
Basic	18,092	15,488
Diluted	18,092	17,316